Exhibit 10.45

EXECUTION VERSION

GUARANTY

This GUARANTY (the “Guaranty”) is made and entered into as of June 26, 2019, by CLAROS MORTGAGE TRUST, INC., a Maryland corporation (“Guarantor”) having an address at 60 Columbus Circle, 20th Floor, New York, New York 10023, for the benefit of DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH, a branch of a foreign banking institution, whose address is 60 Wall Street, 10th Floor, New York, New York 10005 (“Buyer”). This Guaranty is made with reference to the following facts:

A. CMTG DB FINANCE LLC, a Delaware limited liability company organized in series (“Master Seller”; and together with each Series Seller (as defined in the Repurchase Agreement (defined below)) formed by Master Seller under the Repurchase Agreement, collectively, “Seller”), and Buyer have entered into that certain Master Repurchase Agreement, dated as of the date hereof (as amended, modified and/or restated, the “Repurchase Agreement”), pursuant to which Buyer may purchase Purchased Loans (as defined in the Repurchase Agreement) from Seller with a simultaneous agreement from Seller to repurchase such Purchased Loans at a date certain or on demand (the “Transactions”);

B. Buyer has requested, as a condition of entering into the Transaction Documents, that Guarantor deliver to Buyer this Guaranty;

C. Guarantor is an Affiliate (as defined in the Repurchase Agreement) of Seller and directly or indirectly controls Seller;

D. Guarantor expects to benefit if Buyer enters into the Transaction Documents with Seller, and desires that Buyer enter into the Transaction Documents with Seller; and

E. Buyer would not enter into the Transaction Documents with Seller unless Guarantor executed this Guaranty. This Guaranty is therefore delivered to Buyer to induce Buyer to enter into the Transaction Documents.

NOW, THEREFORE, in exchange for good, adequate, and valuable consideration, the receipt of which Guarantor acknowledges, and to induce Buyer to enter into the Transaction Documents, Guarantor agrees as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given them in the Repurchase Agreement. The following terms shall be defined as set forth below:

(a) “Available Borrowing Capacity” shall mean, with respect to any Person, on any date of determination, the total unrestricted, immediately available borrowing capacity which may be drawn (not including required reserves, fees and discounts) upon by such Person without condition (except for customary notice conditions) (and to the extent not otherwise pledged to any other Person) under any unsecured term or revolving credit facilities of such Person (but only to the extent that no default or event of default exists thereunder) which are made available by financial institutions whose short term unsecured debt is rated at least “A-1” by Standard & Poor’s Ratings Service and “P-1” by Moody’s Investors Service, Inc., and has an equivalent or higher rating by each other nationally recognized statistical rating organization that provides a short-term unsecured debt rating to such financial institution, and whose long term unsecured debt is rated at least “A+” by Standard & Poor’s Ratings Service and “A1” by Moody’s Investors Service, Inc. and has an equivalent or higher rating by each other nationally recognized statistical rating organization that provides a long-term unsecured debt rating to such financial institution.

(b) “Capitalized Lease Obligations” shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

(c) “Cash Equivalents” shall mean, as of any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, and (b) time deposits, certificates of deposit, money market accounts or banker’s acceptances of any investment grade rated commercial bank, in each case maturing within ninety (90) days after such date.

(d) “Costs” means all out-of-pocket costs and expenses incurred by Buyer in any Proceeding or in obtaining legal advice and assistance in connection with any Proceeding, any Guarantor Litigation, or any default by Seller under the Transaction Documents or by Guarantor under this Guaranty (including any breach of a representation or warranty contained in this Guaranty), including, without limitation, reasonable attorneys’ fees, disbursements, court costs and expenses.

(e) “Disqualified Capital Commitments” shall mean any capital commitment of any Investor in Guarantor with respect to which any of the following events has occurred: (i) a failure of such Investor to pay any portion of its capital commitment to Guarantor when such payment is due; (ii) such Investor becomes the subject of any bankruptcy or other insolvency proceeding or the appointment of a receiver in respect thereof; (iii) the repudiation by such Investor by an authorized person of all or any portion of its capital commitment to Guarantor; (iv) such Investor withdrawing, in whole or in part (but if in part, only to the extent of the withdrawn portion of the commitment), as an investor in Guarantor in accordance with the applicable partnership, limited liability company or other constitutive agreement; or (v) the release or termination of such Investor’s capital commitment to Guarantor by such Investor, Guarantor, Guarantor’s general partner, manager or managing member.

(f) “EBITDA” shall mean, for each fiscal quarter, with respect to any Person and its consolidated Subsidiaries, an amount equal to the sum (without duplication) of: Net Income (or loss) of such Person, plus the following (but only to the extent actually deducted in determination of such Net Income (or loss): (i) depreciation and amortization expense, (ii) Interest Expense, (iii) income tax expense, (iv) extraordinary or non-recurring gains and losses, and (v) amounts deducted in accordance with GAAP in respect of non-cash expenses (including, without limitation, non-cash stock compensation).

(g) “Guarantied Obligations” means Seller’s obligations to fully and promptly pay all sums owed to Buyer under the Repurchase Agreement, the Letter Agreement, and the other Transaction Documents, at the times and according to the terms required by the Transaction Documents, including the Repurchase Price for each Purchased Loan, accrued interest, default interest, costs or fees (including any such interest, costs or fees arising from and after the filing of an Insolvency Proceeding against Seller) without regard to any modification, suspension, or limitation of such terms not agreed to by Buyer, such as a modification, suspension, or limitation arising in or pursuant to any Insolvency Proceeding affecting Seller (even if any such modification, suspension, or limitation causes Seller’s obligation to become discharged or unenforceable, and in the case of an Insolvency Proceeding against Seller, even if such modification was made with Buyer’s consent or agreement).

(h) “Guarantor Litigation” means any litigation, arbitration, investigation, or administrative proceeding of or before any court, arbitrator, or governmental authority, bureau or agency that relates to or affects this Guaranty or any asset(s) or property(ies) of Guarantor.

(i) “Indebtedness” shall mean, for any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within sixty (60) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (h) Indebtedness of general partnerships of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; (i) Capitalized Lease Obligations of such Person; and (j) all net liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement.

(j) “Interest Expense” shall mean, with respect to any Person and its consolidated Subsidiaries, for any period, the amount of interest as shown on such Person’s consolidated statement of cash flow in accordance with GAAP, as offset by the amount of receipts pursuant to interest rate swap agreements of such Person and its consolidated Subsidiaries during the applicable period.

(k) “Insolvency Proceeding” means any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other insolvency, bankruptcy, reorganization, liquidation, or like proceeding under any Bankruptcy Laws.

(l) “Investor” shall mean any limited partner, member or other investor that has contributed or has committed to contribute capital to Guarantor pursuant to a subscription agreement, Guarantor’s partnership agreement, limited liability company agreement or other constitutive or investment agreement.

(m) “Lien” means any mortgage, lien, encumbrance, charge or other security interest, whether arising under contract, by operation of law, judicial process or otherwise.

(n) “Liquidity” shall mean, at any time and with respect to any Person and its consolidated Subsidiaries, if any, without duplication, the sum of (i) cash (other than Restricted Assets), (ii) Cash Equivalents (other than Restricted Assets), (iii) Available Borrowing Capacity, and (iv) Qualified Capital Commitments, in each case, of such Person and its consolidated Subsidiaries, if any.

(o) “Member” means CMTG DB Finance Holdco LLC, a Delaware limited liability company.

(p) “Net Income” shall mean, with respect to any Person for any period, the consolidated net income for such period of such Person and its consolidated Subsidiaries as reported in such Person’s financial statements prepared in accordance with GAAP.

(q) “Proceeding” means any action, suit, arbitration, or other proceeding arising out of or relating to the interpretation or enforcement of, this Guaranty or the Transaction Documents, including (a) an Insolvency Proceeding; (b) any proceeding in which Buyer endeavors to realize upon any Security or to enforce any Transaction Document(s) (including this Guaranty) against Seller or Guarantor, whether or not Buyer prevails; and (c) any proceeding commenced by Seller or Guarantor against Buyer.

(r) “Qualified Capital Commitments” shall mean, as of any date of determination, the amount of any unpledged, unencumbered (which shall, for the avoidance of doubt, include any encumbrance under any subscription finance facility), unfunded, irrevocable capital commitments (i) of any Investor that is obligated under the Guarantor’s constituent documents to contribute capital in respect of the Guarantied Obligations that are available to be called as of right by the Guarantor (or have been validly called on but have not yet been funded) without condition (other than customary notice requirements), and (ii) that are not Disqualified Capital Commitments.

(s) “Recourse Indebtedness” shall mean, for any period, with respect to any Person and its consolidated Subsidiaries, without duplication, the Total Indebtedness of such Person and its consolidated Subsidiaries, determined in accordance with GAAP, for which such Person or any of its consolidated Subsidiaries are directly responsible or liable as obligor or guarantor, as of such date, but excluding the following: (i) Indebtedness under convertible debt notes not subject to margin calls, (ii) recourse Indebtedness arising solely by reason of customary recourse carve-outs under a non-recourse guaranty or agreement, including, but not limited to, fraud, misappropriation and misapplication, and environmental indemnities, but, in any case, only to the extent that no full recourse condition under the applicable guaranty or agreement has been triggered and no claim has been made or threatened to be made under the applicable guaranty or agreement, and (iii) any springing recourse obligations (including guarantee obligations) of such Person (or any of its consolidated Subsidiaries) in connection with the issuance of, and obligations under, the securities or related instruments or certificates in a collateralized loan obligation transaction for which the related recourse trigger has not occurred and with respect to which no claim has been made.

(t) “Restricted Assets” shall mean, for any Person, any amount of cash or Cash Equivalents of such Person that is either encumbered with a prior lien or claim or is contractually required to be set aside, segregated or otherwise reserved.

(u) “Security” means any security or collateral held by or for Buyer for the Transactions or the Guarantied Obligations, whether real or personal property, including any mortgage, deed of trust, financing statement, security agreement, and other security document or instrument of any kind securing the Transactions in whole or in part. “Security” shall include all assets and property of any kind whatsoever pledged or mortgaged to Buyer pursuant to the Transaction Documents.

(v) “Seller” has the meaning set forth in recital A to this Guaranty and shall include: (a) any estate created by the commencement of an Insolvency Proceeding affecting Seller; (b) any trustee, liquidator, sequestrator, or receiver of Seller or any of its property; and (c) any similar person duly appointed pursuant to any law governing any Insolvency Proceeding of Seller.

(w) “State” means the State of New York.

(x) “Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

(y) “Tangible Net Worth” shall mean with respect to any Person and its consolidated Subsidiaries, if any, and as of a particular date (a) all amounts that would be included under capital of such Person and its consolidated Subsidiaries, if any, on a balance sheet of such Person and its consolidated Subsidiaries, if any, at such date, determined in accordance with GAAP, less (b) intangible assets of such Person and its consolidated Subsidiaries, if any.

(z) “Total Equity” shall mean, with respect to any Person as of any date, such Person’s total equity as of such date, as shown on such Person’s consolidated financial statements prepared in accordance with GAAP.

(aa) “Total Indebtedness” shall mean with respect to any Person and its consolidated Subsidiaries, if any, and as of a particular date, the aggregate Indebtedness of a Person and its consolidated Subsidiaries, if any, at such date (including, without limitation, off balance sheet indebtedness).

(bb) “Transaction Document” means each “Transaction Document” (as defined in the Repurchase Agreement) other than this Guaranty.

2. Absolute Guaranty of All Guarantied Obligations. (a) Subject to Sections 2(b), 2(c) and 2(d) below, as applicable, Guarantor hereby unconditionally and irrevocably guarantees to Buyer the prompt and complete payment and performance by Seller when due (whether at the stated maturity, by acceleration or otherwise) of the Guarantied Obligations. All assets and property of Guarantor shall be subject to recourse if Guarantor fails to pay any Guarantied Obligation(s) when and as required to be paid pursuant to the Transaction Documents.

(b) Notwithstanding anything in Section 2(a) to the contrary, but subject in all cases to clauses (c) and (d) below, the maximum liability of the Guarantor hereunder shall in no event exceed twenty-five percent (25%) of the aggregate Purchase Price of all Purchased Loans with respect to Transactions then outstanding under the Repurchase Agreement.

(c) Notwithstanding the foregoing, the limitation on recourse liability as set forth in subsection (b) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Guarantied Obligation(s) immediately shall become fully recourse to Guarantor in the event of any of the following:

(i) an Insolvency Proceeding is commenced by Seller, Member or Guarantor under the Bankruptcy Code or any similar federal or state law; or

(ii) an Insolvency Proceeding is commenced against Seller, Member or Guarantor in connection with which Seller, Member, Guarantor, or any Affiliate of any of the foregoing has or have colluded in any way with the creditors commencing or filing such proceeding.

(d) Notwithstanding the foregoing, the limitation on recourse liability as set forth in subsection (b) above shall not be applicable to, and Guarantor shall be fully liable for, any and all losses, costs, claims, expenses, damages or other liabilities actually incurred or suffered by Buyer arising out of, attributable to or resulting from:

(i) fraud or intentional misrepresentation by or on behalf of Seller, Member or Guarantor in connection with the execution and the delivery of this Guaranty, the Repurchase Agreement, the Letter Agreement or any of the other Transaction Documents, or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement;

(ii) any material breach by Seller of the single-purpose entity covenants set forth in Section 12 of the Repurchase Agreement;

(iii) the misappropriation or misapplication by Seller, Member, Guarantor or any of their respective Affiliates of any Income received with respect to the Purchased Loans in violation of the Transaction Documents; and

(iv) any material breach of any representations and warranties by Seller or Guarantor, or any of their respective Affiliates, of any representations and warranties in the Transaction Documents relating to Environmental Laws or Hazardous Materials, or any indemnity for costs incurred in connection with the violation of any Environmental Law, the correction of any environmental condition, or the removal of any Hazardous Materials, in each case in any way affecting any Mortgaged Property or any of the Purchased Loans; provided, that Guarantor shall have no liability under this Section 2(d)(iv) with respect to conditions on any Mortgaged Property that first arise from and after the date on which Buyer or its nominee or designee or any third party takes title to, or ownership of (free and clear of any repurchase or redemption rights of Seller or obligations of Buyer under the Transaction Documents), the related Purchased Loans following Buyer’s exercise of remedies pursuant to Section 13(b)(iii) or 13(b)(iv) of the Repurchase Agreement following an Event of Default.

(e) Nothing herein shall be deemed to be a waiver of any right which Buyer may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code or any other Bankruptcy Law to file a claim for the full amount of the indebtedness secured by the Repurchase Agreement or to require that all collateral shall continue to secure all of the indebtedness owing to the Buyer in accordance with the Repurchase Agreement or any other Transaction Documents.

(f) Guarantor further agrees to pay any and all reasonable out-of-pocket expenses (including, without limitation, all reasonable out-of-pocket fees and disbursements of counsel) which may be paid or actually incurred by Buyer in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Guarantied Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guaranty. This Guaranty shall remain in full force and effect until the Guarantied Obligations are paid in full, notwithstanding that from time to time prior thereto Seller may be free from any Guarantied Obligations.

(g) No payment or payments made by Seller, Member or any other Person or received or collected by Buyer from Seller, Member or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Guarantied Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable for the amount due under this Guaranty until the Guarantied Obligations are paid in full.

(h) Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of Guarantor’s liability hereunder, Guarantor will notify Buyer in writing that such payment is made under this Guaranty for such purpose.

3. Nature of Liability. Guarantor’s liability under this Guaranty is primary and not secondary.

4. Changes in Transaction Documents. Without notice to, or consent by, Guarantor, and in Buyer’s sole and absolute discretion and without prejudice to Buyer or in any way limiting or reducing Guarantor’s liability under this Guaranty, Buyer may: (a) grant extensions of time, renewals or other indulgences or modifications to Seller or any other party under any of the Transaction Document(s), (b) change, amend or modify any Transaction Document(s), (c) authorize the sale, exchange, release or subordination of any Security, (d) accept or reject additional Security, (e) discharge or release any party or parties liable under the Transaction Documents, (f) foreclose or otherwise realize on any Security, or attempt to foreclose or otherwise realize on any Security, whether such attempt is successful or unsuccessful, (g) accept or make compositions or other arrangements or file or refrain from filing a claim in any Insolvency Proceeding, (h) enter into other Transactions with Seller in such amount(s) and at such time(s) as Buyer may determine, (i) credit payments in such manner and order of priority to Repurchase Prices, or other obligations as Buyer may determine in its discretion, and (j) otherwise deal with Seller and any other party related to the Transactions or any Security as Buyer may determine in its sole and absolute discretion. Without limiting the generality of the foregoing, Guarantor’s liability under this Guaranty shall continue even if Buyer alters any obligations under the Transaction Documents in any respect or Buyer’s or Guarantor’s remedies or rights against Seller are in any way impaired or suspended without Guarantor’s consent. If Buyer performs any of the actions described in this paragraph, then Guarantor’s liability shall continue in full force and effect even if Buyer’s actions impair, diminish or eliminate Guarantor’s subrogation, contribution, or reimbursement rights (if any) against Seller, or otherwise adversely affect Guarantor or expand Guarantor’s liability hereunder.

5. Certain Financial Covenants. On and as of the date hereof, each Purchase Date, and at all times until all Guarantied Obligations have been paid in full, Guarantor covenants that it will not:

(a) permit Guarantor’s Tangible Net Worth at any time to be less than the sum of (x) eight hundred million dollars ($800,000,000) and (y) seventy-five percent (75%) of the aggregate cash proceeds received from any equity issuances, capital contributions and/or subscriptions (net of any out-of-pocket expenses related to equity issuances) received by Guarantor after the Closing Date;

(b) permit the ratio of (A) Guarantor’s Total Indebtedness to (B) the sum of Guarantor’s (1) Total Equity and (2) Qualified Capital Commitments at any time to be greater than 3.5 to 1;

(c) permit the ratio of Guarantor’s EBITDA for the most recently ended period of twelve (12) consecutive months ended on or prior to such date of determination to Guarantor’s Interest Expense for such period to be less than 1.50 to 1.00; or

(d) permit at any time the Liquidity of Guarantor to be less than the greater of (A) $20,000,000 and (B) five percent (5%) of Guarantor’s Recourse Indebtedness.

6. Nature of Guaranty. Guarantor’s liability under this Guaranty is a guaranty of payment, and is not a guaranty of collection or collectability. Guarantor’s liability under this Guaranty is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of any of the Transaction Documents. Guarantor’s liability under this Guaranty is a continuing, absolute, and unconditional obligation under any and all circumstances whatsoever (except as expressly stated, if at all, in this Guaranty), without regard to the validity, regularity or enforceability of any of the Guarantied Obligations. Guarantor acknowledges that Guarantor is fully obligated under this Guaranty even if Seller had no liability at the time of execution of the Transaction Documents or later ceases to be liable under any Transaction Document, whether pursuant to Insolvency Proceedings or otherwise. Guarantor shall not be entitled to claim, and irrevocably covenants not to raise or assert, any defenses against any Guarantied Obligation that would or might be available to Seller, other than actual payment and performance of such Guarantied Obligations in full in accordance with their terms. Guarantor waives any right to compel Buyer to proceed first against Seller or any Security before proceeding against Guarantor. Guarantor agrees that if any of the Guarantied Obligations are or become void or unenforceable (because of inadequate consideration, lack of capacity, Insolvency Proceedings, or for any other reason), then Guarantor’s liability under this Guaranty shall continue in full force as if they were and continued to be legally enforceable, all in accordance with their terms and, in the case of Insolvency Proceedings, before giving effect to the Insolvency Proceedings. Guarantor also recognizes and acknowledges that its liability under this Guaranty may be more extensive in amount and more burdensome than that of Seller. Without limiting the generality of the foregoing, if the Guarantied Obligations are “nonrecourse” as to Seller or Seller’s liability for the Guarantied Obligations is otherwise limited in some way, Guarantor nevertheless intends to be fully liable, subject to Section 2 hereof, to the full extent of all of Guarantor’s assets, with respect to all the Guarantied Obligations, even though Seller’s liability for the Guarantied Obligations may be less limited in scope or less burdensome. Guarantor waives any defense that might otherwise be available to Guarantor based on the proposition that a guarantor’s liability cannot exceed the liability of the principal. Guarantor intends to be fully liable under this Guaranty regardless of the scope of Seller’s liability thereunder. Guarantor waives any defenses to this Guaranty arising or purportedly arising from the manner in which Buyer disburses the Purchase Price for any Purchased Loan to Seller or otherwise, or any waiver of the terms of any Transaction Document by Buyer or other failure of Buyer to require full compliance with the Transaction Documents. Guarantor’s liability under this Guaranty shall continue until all sums due under the Transaction Documents have been paid in full and all other performance required under the Transaction Documents has been rendered in full, except as expressly provided otherwise in this Guaranty. Guarantor’s liability under this Guaranty shall not be limited or affected in any way by any impairment or any diminution or loss of value of any Security whether caused by (a) hazardous substances, (b) Buyer’s failure to perfect a security interest in any Security, (c) any disability or other defense(s) of Seller, or (d) any breach by Seller of any representation or warranty contained in any Transaction Document.

7. Waivers of Rights and Defenses. Guarantor waives any right to require Buyer to (a) proceed against Seller, (b) proceed against or exhaust any Security, or (c) pursue any other right or remedy for Guarantor’s benefit. Guarantor agrees that Buyer may proceed against Guarantor under this Guaranty without taking any actions against Seller and without proceeding against or exhausting any Security. Guarantor agrees that Buyer may unqualifiedly exercise in its sole discretion (or may waive or release, intentionally or unintentionally) any or all rights and remedies available to it against Seller without impairing Buyer’s rights and remedies in enforcing this Guaranty, under which Guarantor’s liabilities shall remain independent and unconditional. Guarantor agrees and acknowledges that Buyer’s exercise (or waiver or release) of certain of such rights or remedies may affect or eliminate Guarantor’s right of subrogation or recovery against Seller (if any) and that Guarantor may incur a partially or totally nonreimbursable liability in performing under this Guaranty. Guarantor has assumed the risk of any such loss of subrogation rights, even if caused by Buyer’s acts or omissions. If Buyer’s enforcement of rights and remedies, or the manner thereof, limits or precludes Guarantor from exercising any right of subrogation that might otherwise exist, then the foregoing shall not in any way limit Buyer’s rights to enforce this Guaranty. Without limiting the generality of any other waivers in this Guaranty, Guarantor expressly waives any statutory or other right (except as set forth herein) that Guarantor might otherwise have to: (i) limit Guarantor’s liability after a nonjudicial foreclosure sale to the difference between the Guarantied Obligations and the fair market value of the property or interests sold at such nonjudicial foreclosure sale or to any other extent, (ii) otherwise limit Buyer’s right to recover a deficiency judgment after any foreclosure sale, or (iii) require Buyer to exhaust its Security before Buyer may obtain a personal judgment for any deficiency. Any proceeds of a foreclosure or similar sale may be applied first to any obligations of Seller that do not also constitute Guarantied Obligations within the meaning of this Guaranty. Guarantor acknowledges and agrees that any nonrecourse or exculpation provided for in any Transaction Document, or any other provision of a Transaction Document limiting Buyer’s recourse to specific Security or limiting Buyer’s right to enforce a deficiency judgment against Seller or any other person, shall have absolutely no application to Guarantor’s liability under this Guaranty. To the extent that Buyer collects or receives any sums or payments from Seller or any proceeds of a foreclosure or similar sale, Buyer shall have the right, but not the obligation, to apply such amounts first to that portion of Seller’s indebtedness and obligations to Buyer (if any) that is not covered by this Guaranty, regardless of the manner in which any such payments and/or amounts are characterized by the person making the payment.

8. Additional Waivers. Guarantor waives diligence and all demands, protests, presentments and notices of every kind or nature, including notices of protest, dishonor, nonpayment, acceptance of this Guaranty and the creation, renewal, extension, modification or accrual of any of the Guarantied Obligations; provided, however, that the foregoing shall not constitute a waiver by Guarantor of any notice that Buyer is expressly required to provide to Seller or Guarantor hereunder or under the Transaction Documents. Guarantor further waives the right to plead any and all statutes of limitations as a defense to Guarantor’s liability under this Guaranty or the enforcement of this Guaranty. No failure or delay on Buyer’s part in exercising any power, right or privilege under this Guaranty shall impair or waive any such power, right or privilege.

9. Other Actions Taken or Omitted. Notwithstanding any other action taken or omitted to be taken with respect to the Transaction Documents, the Guarantied Obligations, or the Security, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay under this Guaranty when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of such Guarantied Obligations.

10. No Duty to Prove Loss. To the extent that Guarantor at any time incurs any liability under this Guaranty, Guarantor shall immediately pay Buyer (to be applied on account of the Guarantied Obligations) the amount provided for in this Guaranty, without any requirement that Buyer demonstrate that the Security is inadequate for the Transactions; or that Buyer has currently suffered any loss; or that Buyer has otherwise exercised (to any degree) or exhausted any of Buyer’s rights or remedies with respect to Seller or any Security.

11. Full Knowledge. Guarantor acknowledges, represents, and warrants that Guarantor has had a full and adequate opportunity to review the Transaction Documents, the transactions contemplated by the Transaction Documents, and all underlying facts relating to such transactions. Guarantor represents and warrants that Guarantor fully understands: (a) the remedies Buyer may pursue against Seller and/or Guarantor in the event of a default under the Transaction Documents, (b) the value (if any) and character of any Security, and (c) Seller’s financial condition and ability to perform under the Transaction Documents. Guarantor agrees to keep itself fully informed regarding all aspects of the foregoing and the performance of Seller’s obligations to Buyer. Buyer has no duty, whether now or in the future, to disclose to Guarantor any information pertaining to Seller, the Transactions or any Security. At any time provided for in the Transaction Documents, Guarantor agrees and acknowledges that an Insolvency Proceeding affecting Guarantor, or other actions or events relating to Guarantor (including Guarantor’s failure to comply with the covenants in Section 5 of this Guaranty), in each case, as set forth in the Transaction Documents, may be event(s) of default under the Transaction Documents.

12. Representations and Warranties. Guarantor acknowledges, represents and warrants as of the date hereof, as of each Purchase Date and at all times when any Transaction Document or Transaction is in full force and effect, as follows, and acknowledges that Buyer is relying upon the following acknowledgments, representations, and warranties by Guarantor in entering into the Transactions:

(a) Due Execution; Enforceability. The Guaranty has been duly executed and delivered by Guarantor, for good and valuable consideration. The Guaranty constitutes the legal, valid and binding obligations of Guarantor, enforceable against Guarantor in accordance with its respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(b) No Conflict. The execution, delivery, and performance of this Guaranty will not conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Guarantor, (ii) any contractual obligation to which Guarantor is now a party or by which it is otherwise bound or to which the assets of Guarantor are subject or constitute a default thereunder, or result in the creation or imposition of any Lien upon any of the assets of Guarantor thereunder, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Guarantor, or (iv) any applicable requirement of law, in each case under the foregoing clauses (ii), (iii) and (iv), to the extent that such conflict or breach would have a material adverse effect upon Guarantor’s ability to perform its obligations hereunder. Guarantor has all necessary licenses, permits and other consents from Governmental Authorities necessary for the performance of its obligations under this Guaranty except to the extent failure to have any such licenses, permits or consents would not have a Material Adverse Effect.

(c) Litigation; Requirements of Law. There is no action, suit, proceeding, investigation, or arbitration pending or, to the knowledge of Guarantor, threatened against Guarantor or any of its assets which, if determined adversely to Guarantor, could reasonably be expected to result in a Material Adverse Effect. Guarantor is in compliance in all material respects with all Requirements of Law applicable to Guarantor. Guarantor is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(d) No Third Party Consent Required. No consent of any person (including creditors or partners, members, stockholders, or other owners of Guarantor), except those consents provided as of this date hereof, is required in connection with Guarantor’s execution of this Guaranty or performance of Guarantor’s obligations under this Guaranty, except filing obligations with the Securities and Exchange Commission arising in the ordinary course of Guarantor’s business as a public company, if applicable, including without limitation, 8K, 10Q, 10K filings, which have been obtained and are in full force and effect. Guarantor’s execution of, and obligations under, this Guaranty are not contingent upon any consent, license, permit, approval, or authorization of, exemption by, notice or report to, or registration, filing, or declaration with, any governmental authority, bureau, or agency, whether local, state, federal, or foreign.

(e) Authority and Execution. Guarantor is duly formed and validly existing under the laws of the State of Maryland and has full power, authority, and legal right to execute, deliver and perform its obligations under this Guaranty. Guarantor has taken all necessary organizational and legal action to authorize this Guaranty.

(f) No Representations by Buyer. Guarantor delivers this Guaranty based solely upon Guarantor’s own independent investigation and based in no part upon any representation or statement by Buyer.

(g) Prohibited Person. (i) None of the funds or other assets of Guarantor constitute property of, or are, to Guarantor’s knowledge, beneficially owned, directly or indirectly, by a Prohibited Person (as defined in the Repurchase Agreement) with the result that the investment in Guarantor (whether directly or indirectly), is prohibited by law or the entering into the Repurchase Agreement or acceptance of this Guaranty by Buyer is in violation of law; (ii) to Guarantor’s knowledge, no Prohibited Person has any interest of any nature whatsoever in Guarantor with the result that the investment in Guarantor (whether directly or indirectly), is prohibited by law or the entering into this Guaranty is in violation of law; (iii) to Guarantor’s knowledge, none of the funds of Guarantor have been derived from any unlawful activity with the result that the investment in Guarantor (whether directly or indirectly), is prohibited by law or the entering into this Guaranty is in violation of law; (iv) to Guarantor’s knowledge, Guarantor has not conducted and will not conduct any business and has not engaged and will not engage in any transaction dealing with any Prohibited Person; and (v) Guarantor is not a Prohibited Person and has not been convicted of a felony or a crime which if prosecuted under the laws of the United States of America would be a felony.

(h) Investment Company Act. Guarantor is not required to register as an “investment company” under the Investment Company Act of 1940, as amended.

(i) Taxes. Guarantor has filed or caused to be filed all federal and other material Tax returns which would be delinquent if they had not been filed on or before the date hereof and has paid all Taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP; no Tax liens have been filed against any of Guarantor’s assets (other than liens for Taxes not yet due and for which adequate reserves are maintained in accordance with GAAP) and, to the best knowledge of Guarantor, no claims are being asserted with respect to any such Taxes, fees or other charges.

13. No Misstatements. No information, exhibit, report or certificate furnished by Guarantor to Buyer in connection with the Transactions or any Transaction Document contains any material misstatement of fact nor omits any fact necessary to make such information, exhibit, report, or certificate not materially misleading.

14. Reimbursement and Subrogation Rights. Except to the extent that Buyer notifies Guarantor to the contrary in writing from time to time:

(a) General Deferral of Reimbursement. Except to the extent set forth in Section 14(b) below, Guarantor waives any right to be reimbursed by Seller for any payment(s) made by Guarantor on account of the Guarantied Obligations, unless and until all Guarantied Obligations have been paid in full and all periods within which such payments may be set aside or invalidated have expired. Guarantor acknowledges that Guarantor has received adequate consideration for execution of this Guaranty by virtue of Buyer’s entering into the Transactions (which benefit Guarantor, as a direct or indirect owner or principal of Seller) and Guarantor does not require or expect, and is not entitled to, any other right of reimbursement against Seller as consideration for this Guaranty.

(b) Deferral of Subrogation and Contribution. Guarantor agrees it shall have no right of subrogation against Seller or Buyer and no right of subrogation against any Security unless and until: (a) such right of subrogation does not violate (or otherwise produce any result adverse to Buyer under) any applicable law, including any bankruptcy or insolvency law; (b) all amounts due under the Transaction Documents have been paid in full and all other performance required under the Transaction Documents has been rendered in full to Buyer; (c) all periods within which such payment may be set aside or invalidated have expired; and (d) Buyer has released, transferred or disposed of all of its right, title and interest in all Security (such deferral of Guarantor’s subrogation and contribution rights, the “Subrogation Deferral”). Guarantor further agrees that, if any amount shall be paid to Guarantor on account of any such subrogation rights at any time when all of the Guarantied Obligations shall not have been paid in full, such amount shall be held by Guarantor in trust for Buyer, and shall, forthwith upon receipt by Guarantor, be turned over to Buyer by Guarantor (duly indorsed by Guarantor to Buyer, if required), to be applied against the Guarantied Obligations, whether matured or unmatured, in such order as Buyer may determine.

(c) Effect of Invalidation. To the extent that a court of competent jurisdiction determines that Guarantor’s Subrogation Deferral is void or voidable for any reason, Guarantor agrees, notwithstanding any acts or omissions by Buyer that Guarantor’s rights of subrogation against Seller or Buyer and Guarantor’s right of subrogation against any Security shall at all times be junior and subordinate to Buyer’s rights against Seller and to Buyer’s right, title and interest in such Security.

(d) Claims in Insolvency Proceeding. Guarantor shall not file any claim in any Insolvency Proceeding affecting Seller or Member unless Guarantor simultaneously assigns and transfers such claim to Buyer, without consideration, pursuant to documentation fully satisfactory to Buyer. Guarantor shall automatically be deemed to have assigned and transferred such claim to Buyer whether or not Guarantor executes documentation to such effect, and by executing this Guaranty hereby authorizes Buyer (and grants Buyer a power of attorney coupled with an interest, and hence irrevocable) to execute and file such assignment and transfer documentation on Guarantor’s behalf. Buyer shall have the sole right to vote, receive distributions, and exercise all other rights with respect to any such claim, provided, however, that if and when the Guarantied Obligations have been paid in full Buyer shall release to Guarantor any further payments received on account of any such claim.

15. Waiver Disclosure. Guarantor acknowledges that pursuant to this Guaranty, Guarantor has waived a substantial number of defenses that Guarantor might otherwise under some circumstance(s) be able to assert against Guarantor’s liability to Buyer. Guarantor acknowledges and confirms that Guarantor has substantial experience as a sophisticated participant in substantial commercial real estate transactions (including financings) and is fully familiar with the legal consequences of signing this or any other guaranty. In addition, Guarantor is represented by competent counsel. Guarantor has obtained from such counsel, and understood, a full explanation of the nature, scope, and effect of the waivers contained in this Guaranty (a “Waiver Disclosure”). In the alternative, Guarantor has, with advice from such counsel, knowingly and intentionally waived obtaining a Waiver Disclosure. Accordingly Guarantor does not require or expect Buyer to provide a Waiver Disclosure. It is not necessary for Buyer or this Guaranty to provide or set forth any Waiver Disclosure, notwithstanding any principles of law to the contrary. Nevertheless, Guarantor specifically acknowledges that Guarantor is fully aware of the nature, scope, and effect of all waivers contained in this Guaranty, all of which have been fully disclosed to Guarantor. Guarantor acknowledges that as a result of the waivers contained in this Guaranty:

(a) Actions by Buyer. Buyer will be able to take a wide range of actions relating to Seller, the Transactions, and the Transaction Documents, all without Guarantor’s consent or notice to Guarantor. Guarantor’s full and unconditional liability under this Guaranty will continue whether or not Guarantor has consented to such actions. Guarantor may disagree with or disapprove such actions, and Guarantor may believe that such actions should terminate or limit Guarantor’s obligations under this Guaranty, but such disagreement, disapproval, or belief on the part of Guarantor will in no way limit Guarantor’s obligations under this Guaranty.

(b) Interaction with Seller Liability. Guarantor shall be fully liable under this Guaranty even if Seller has no liability whatsoever under the Transaction Documents or the Transaction Documents are otherwise invalid, unenforceable, or subject to defenses available to Seller. Guarantor acknowledges that Guarantor’s full and unconditional liability under this Guaranty will continue notwithstanding any such limitations on or impairment of Seller’s liability.

(c) Timing of Enforcement. Buyer will be able to enforce this Guaranty against Guarantor even though Buyer might also have available other rights and remedies that Buyer could conceivably enforce against the Security or against other parties. As a result, Buyer may require Guarantor to pay under this Guaranty earlier than Guarantor would prefer to pay under this Guaranty, including immediately upon the occurrence of an Event of Default by Seller. Guarantor will not be able to assert against Buyer various defenses, theories, excuses, or procedural requirements that might otherwise force Buyer to delay or defer the enforcement of this Guaranty against Guarantor. Guarantor acknowledges that Guarantor intends to allow Buyer to enforce the Guaranty against Guarantor in such manner. All of Guarantor’s assets will be available to satisfy Buyer’s claims against Guarantor under this Guaranty.

(d) Continuation of Liability. Guarantor’s liability under this Guaranty shall continue at all times until the Guarantied Obligations have actually been paid in full, even if other circumstances have changed such that in Guarantor’s view Guarantor’s liability under this Guaranty should terminate, except to the extent that any express conditions to the termination of this Guaranty, as set forth in this Guaranty, have been satisfied.

16.    Buyer’s Disgorgement of Payments. Upon payment of all or any portion of the Guarantied Obligations, Guarantor’s obligations under this Guaranty shall continue and remain in full force and effect at all times until the Guarantied Obligations have actually been paid in full, if all or any part of such payment is, pursuant to any Insolvency Proceeding or otherwise, avoided or recovered directly or indirectly from Buyer as a preference, fraudulent transfer, or otherwise, irrespective of (a) any notice of revocation given by Guarantor prior to such avoidance or recovery, or (b) payment in full of the Transactions. Subject to the foregoing, Guarantor’s liability under this Guaranty shall continue until all periods have expired within which Buyer could (on account of any Insolvency Proceedings, whether or not then pending, affecting Seller or any other person) be required to return, repay, or disgorge any amount paid at any time on account of the Guarantied Obligations.

17. Financial Information; Notice of Default and Litigation. Guarantor shall deliver to Buyer such financial and reporting information described in Section 11(i) of the Repurchase Agreement with respect to Guarantor on or before the dates set forth therein, and shall also, within five (5) Business Days after Buyer’s request made at any time, deliver to Buyer such additional financial information relating to Guarantor as Buyer may reasonably request and which is in Guarantor’s possession or is reasonably obtainable by Guarantor. Guarantor shall promptly, and in any event (a) within three (3) Business Days after Guarantor’s knowledge thereof, notify Buyer of any default on the part of Guarantor under any Indebtedness which could give rise to an Event of Default, and (b) within three (3) Business Days after service of process or Guarantor’s knowledge thereof, notify Buyer of the commencement, or threat in writing of, any action, suit, proceeding, investigation or arbitration involving Guarantor or any of its assets or any judgment in any action, suit, proceeding, investigation or arbitration involving Guarantor or any of its assets, which in any of the foregoing cases (i) relates to any Purchased Loan, (ii) questions or challenges the validity or enforceability of any Transaction or Transaction Document, (iii) makes a claim or claims against Guarantor in an aggregate amount in excess of $25,000,000 or (iv) that, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect.

18. Right to Set Off. In addition to any rights now or hereafter granted under the Transaction Documents or Requirements of Law, Guarantor hereby grants to Buyer and Buyer’s Affiliates, to secure repayment of the Guarantied Obligations, a right of set-off upon any and all of the following: monies, securities, collateral or other property of Guarantor and any proceeds from the foregoing, now or hereafter held or received by Buyer or any Affiliate of Buyer, for the account of Guarantor, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general, specified, special, time, demand, provisional or final) and credits, claims or indebtedness of Guarantor at any time existing, and any obligation owed by Buyer or any Affiliate of Buyer to Guarantor and to set–off against any Guarantied Obligations or indebtedness owed by Guarantor and any indebtedness owed by Buyer or any Affiliate of Buyer to Guarantor, in each case whether direct or indirect, absolute or contingent, matured or unmatured, whether or not arising under the Transaction Documents and irrespective of the currency, place of payment or booking office of the amount or obligation and in each case at any time held or owing by Buyer or any Affiliate of Buyer to or for the credit of Guarantor without prejudice to Buyer’s right to recover any deficiency. Each of Buyer and each Affiliate of Buyer is hereby authorized upon any amount becoming due and payable by Guarantor to Buyer or any Affiliate of Buyer under this Guaranty or the Guarantied Obligations, without notice to Guarantor, any such notice being expressly waived by Guarantor to the extent permitted by any Requirements of Law, to set–off, appropriate, apply and enforce such right of set–off against any and all items hereinabove referred to against any amounts owing to Buyer or any of Buyer’s Affiliates by Guarantor under the Guaranty and the Guarantied Obligations, irrespective of whether Buyer or any Affiliate of Buyer shall have made any demand under this Guaranty and regardless of any other collateral securing such amounts, and in all cases without waiver or prejudice of Buyer’s rights to recover a deficiency. ANY AND ALL RIGHTS TO REQUIRE BUYER OR AFFILIATES OF BUYER TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO THE PURCHASED LOANS OR ANY OTHER RIGHTS OR REMEDIES UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THE FOREGOING RIGHT OF SET–OFF, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY GUARANTOR.

19. Consent to Jurisdiction. Guarantor agrees that any Proceeding to enforce this Guaranty may be brought in any state or federal court located in New York City, New York. By executing this Guaranty, Guarantor irrevocably accepts and submits to the exclusive personal jurisdiction of each of the aforesaid courts, generally and unconditionally with respect to any such Proceeding. Guarantor agrees not to assert any basis for transferring jurisdiction of any such proceeding to another court. Guarantor further agrees that a final judgment against Guarantor in any Proceeding shall be conclusive evidence of Guarantor’s liability for the full amount of such judgment.

20. Merger; No Conditions; Amendments. This Guaranty and documents referred to herein contain the entire agreement among the parties with respect to the matters set forth in this Guaranty. This Guaranty supersedes all prior agreements among the parties with respect to the matters set forth in this Guaranty. No course of prior dealings among the parties, no usage of trade, and no parole or extrinsic evidence of any nature shall be used to supplement, modify, or vary any terms of this Guaranty. This Guaranty is unconditional. There are no unsatisfied conditions to the full effectiveness of this Guaranty. No terms or provisions of this Guaranty may be changed, waived, revoked, or amended without Buyer’s written agreement. If any provision of this Guaranty is determined to be unenforceable, then all other provisions of this Guaranty shall remain fully effective.

21. Enforcement. Guarantor acknowledges that this Guaranty is an “instrument for the payment of money only,” within the meaning of New York Civil Practice Law and Rules Section 3213. In the event of any Proceeding between Seller or Guarantor and Buyer, including any Proceeding in which Buyer enforces or attempts to enforce this Guaranty or the Transactions against Seller or Guarantor, or in the event of any Guarantor Litigation, Guarantor shall reimburse Buyer for all Costs of such Proceeding.

22. Fundamental Changes. Guarantor shall not wind up, liquidate, or dissolve its affairs or enter into any transaction of merger or consolidation, or sell, lease, or otherwise dispose of (or agree to do any of the foregoing) all or substantially all of its property or assets, without Buyer’s prior written consent; except that so long as no Event of Default exists or would result therefrom, Guarantor may merge into or consolidate with another Person so long as (a) such merger or consolidation would not result in a Change of Control and (b) the continuing or surviving Person is the Guarantor.

23. Prohibited Person. Guarantor shall not, without prior written consent of Buyer, conduct any business, nor engage in any transaction or dealing, with any Prohibited

Person (as defined in the Repurchase Agreement), including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order 13224 issued on September 24, 2001. Guarantor further covenants and agrees to deliver (from time to time) to Buyer any such certification or other evidence as may be requested by Buyer in its sole and absolute discretion, confirming that Guarantor has not, to its knowledge, engaged in any business, transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person.

24. Further Assurances. Guarantor shall execute and deliver such further documents, and perform such further acts, as Buyer may request to achieve the intent of the parties as expressed in this Guaranty, provided in each case that any such documentation is consistent with this Guaranty and with the Transaction Documents.

25. Certain Entities. If Seller or Guarantor is a partnership, limited liability company, or other unincorporated association, then: (a) Guarantor’s liability shall not be impaired by changes in the name or composition of Seller or Guarantor; and (b) the withdrawal or removal of any partner(s) or member(s) of Seller or Guarantor shall not diminish Guarantor’s liability or, if Guarantor is a partnership, the liability of any withdrawing general partners of Guarantor.

26. Counterparts. This Guaranty may be executed in counterparts each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery by telecopier or other electronic transmission (including a .pdf e-mail transmission) of an executed counterpart of a signature page to this Guaranty shall be effective as delivery of an original executed counterpart of this Guaranty.

27. WAIVER OF TRIAL BY JURY. GUARANTOR WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING FROM OR RELATING TO THIS GUARANTY OR THE TRANSACTION DOCUMENTS OR ANY OBLIGATION(S) OF GUARANTOR HEREUNDER OR UNDER THE TRANSACTION DOCUMENTS.

28. Miscellaneous.

(a) Assignability. Buyer may assign the rights under this Guaranty (in whole or in part) together with any one or more of the Transaction Documents in accordance with the Repurchase Agreement without in any way affecting Guarantor’s liability. Upon request in connection with any such assignment Guarantor shall deliver such documentation as Buyer shall reasonably request. Buyer may from time to time designate any Person to hold and exercise any or all of Buyer’s rights and remedies under this Guaranty. This Guaranty shall benefit Buyer and its successors and assigns and shall bind Guarantor and its heirs, executors, administrators, successors and assigns. Guarantor may not assign this Guaranty in whole or in part without the prior written consent of Buyer.

(b) Notices. All notices, requests, and demands to be made under this Guaranty shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by email provided that such email notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address set forth in Annex I attached to this Guaranty or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 28(b). A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered on a Business Day, (c) in the case of expedited prepaid delivery upon delivery on a Business Day, or (d) in the case of email, upon delivery such email; provided that (i) such email notice was also delivered by one of the means set forth in (a), (b) or (c) above (which may arrive after such email), and (ii) the transmitting party did not receive an electronic notice of a transmission failure. A party receiving a notice which does not comply with the technical requirements for notice under this Section 28(b) may elect to waive any deficiencies and treat the notice as having been properly given.

(c) Interpretation. This Guaranty shall be enforced and interpreted according to the laws of the State, including Section 5-1401 of the General Obligations Law, but otherwise disregarding its rules on conflicts of laws. The word “include” and its variants shall be interpreted in each case as if followed by the words “without limitation.”

29. Business Purposes. Guarantor acknowledges that this Guaranty is executed and delivered for business and commercial purposes, and not for personal, family, household, consumer, or agricultural purposes. Guarantor acknowledges that Guarantor is not entitled to, and does not require the benefits of, any rights, protections, or disclosures that would or may be required if this Guaranty were given for personal, family, household, consumer, or agricultural purposes. Guarantor acknowledges that none of Guarantor’s obligation(s) under this Guaranty constitute(s) a “debt” within the meaning of the United States Fair Debt Collection Practices Act, 15 U.S.C. § 1692a(5), and accordingly compliance with the requirements of such Act is not required if Buyer (directly or acting through its counsel) makes any demand or commences any action to enforce this Guaranty.

30. No Third-Party Beneficiaries. This Guaranty is executed and delivered for the benefit of Buyer and its successors and permitted assigns, and is not intended to benefit any third party.

31. CERTAIN ACKNOWLEDGMENTS BY GUARANTOR. GUARANTOR ACKNOWLEDGES THAT BEFORE EXECUTING THIS GUARANTY: (A) GUARANTOR HAS HAD THE OPPORTUNITY TO REVIEW IT WITH AN ATTORNEY OF GUARANTOR’S CHOICE; (B) BUYER HAS RECOMMENDED TO GUARANTOR THAT GUARANTOR OBTAIN SEPARATE COUNSEL, INDEPENDENT OF SELLER’S COUNSEL, REGARDING THIS GUARANTY; AND (C) GUARANTOR HAS CAREFULLY READ THIS GUARANTY AND UNDERSTOOD THE MEANING AND EFFECT OF ITS

TERMS, INCLUDING ALL WAIVERS AND ACKNOWLEDGMENTS CONTAINED IN THIS GUARANTY AND THE FULL EFFECT OF SUCH WAIVERS AND THE SCOPE OF GUARANTOR’S OBLIGATIONS UNDER THIS GUARANTY.

32. Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guarantied Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or any similar officer or agent under any federal or state law or any such similar law of any other applicable jurisdiction for, Seller or any substantial part of Seller’s property, or otherwise, all as though such payments had not been made.

33. Safe Harbor. The parties hereto intend (a) for this Guaranty and each Transaction to qualify for the safe harbor treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and that payments under the Repurchase Documents are deemed “margin payments,” “settlement payments” or a “transfer,” as defined in Section 101 of the Bankruptcy Code, (b) for the grant of a security interest set forth in Section 6 of the Repurchase Agreement to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code, and (c) that Buyer (for so long as Buyer is a “financial institution,” “financial participant” or other entity listed in Section 555, 559 or 362(b)(6) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “securities contract,” including (x) the rights, set forth in Sections 13 and 22 of the Repurchase Agreement and in Section 555, 559 and 561 of the Bankruptcy Code, to liquidate the Purchased Loans and terminate the Repurchase Agreement and this Guaranty, and (y) the right to offset or net out as set forth in the Repurchase Agreement, in Section 18 hereof and in Section 362(b)(6) of the Bankruptcy Code.

34. Maintenance of Financial Covenants; Scope of Guarantee. To the extent that Guarantor is obligated (either as a primary or secondary obligor) under any other repurchase agreement, loan agreement, warehouse facility, credit facility, guarantee or any amendments thereto (whether now in effect or that comes into effect at any time during the term of the Repurchase Agreement) to comply with a financial covenant that is comparable to any of the financial covenants set forth in this Guaranty, and such comparable financial covenant is more restrictive to the guarantor, seller, borrower and/or obligor thereunder or otherwise more favorable to the related lender or buyer thereunder than any financial covenant set forth in this Guaranty, or is in addition to any financial covenant set forth in this Guaranty, then such comparable or additional financial covenant shall, with no further action required on the part of Guarantor or Buyer, automatically become a part of this Guaranty and be incorporated herein, and Guarantor hereby covenants to maintain compliance with such comparable or additional financial covenant at all times throughout the remaining term of this Guaranty. In connection therewith, Guarantor agrees to promptly notify Buyer of the execution of any agreement or other document that would cause the provisions of this Section 34 to become effective. Guarantor further agrees to execute and deliver any new guaranties, agreements or amendments to this Guaranty necessary to evidence all such new or modified provisions, provided that the execution of such amendment shall not be a precondition to the effectiveness of such amendment, but shall merely be for the convenience of Guarantor and Buyer.

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IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the day first written above.

GUARANTOR:

CLAROS MORTGAGE TRUST, INC., a Maryland corporation

By:	/s/ J. Michael McGillis
	Name:	J. Michael McGillis
	Title:	Authorized Agent

ANNEX I

Address for Notices to Guarantor:

CMTG DB FINANCE LLC

c/o Mack Real Estate Credit Strategies

60 Columbus Circle, 20th Floor

New York, New York 10023

Attention: Michael McGillis

Telephone: [***]

Email: [***]

with a copy to:

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attention: Brian Krisberg

Telephone: [***]

Email: [***]

Address for Notices to Buyer:

Deutsche Bank AG, Cayman Islands Branch
60 Wall Street
New York, New York 10005
Attention:	Tom Rugg
Telephone:	[***]
Telecopy:	[***]
Email:	[***]

With copies to:

Deutsche Bank AG, Cayman Islands Branch 60 Wall Street

New York, New York 10005 Attention: General Counsel

and

Deutsche Bank AG, Cayman Islands Branch 60 Wall Street
New York, New York 10005

Attention:	Robert W. Pettinato Jr.
Telephone:	[***]
Telecopy:	[***]
Email:	[***]

and

Deutsche Bank AG, Cayman Islands Branch 60 Wall Street
New York, New York 10005

Attention:	Christine Belbusti
Telephone:	[***]
Telecopy:	[***]
Email:	[***]

and

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, NY 10281
Attention:	Y. Jeffrey Rotblat
Telephone:	[***]
Telecopy:	[***]